Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Amendment No. 3 to Schedule 13G with respect to the Common Stock of Starcraft Corporation, dated January 21, 2004 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

JAVELIN OPPORTUNITIES LP

Date: January 21, 2004 By: /s/ Thomas C. Barrow

Thomas C. Barrow

Managing Member of the GP

JAVELIN OPPORTUNITIES FUND

OFFSHORE, LTD.

Date: January 21, 2004 By: /s/ Thomas C. Barrow

Thomas C. Barrow

President

Date: January 21, 2004 /s/ Benjamin Sontheimer

Benjamin Sontheimer